Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-123943) of SmartPros, Ltd. of our report dated September 9, 2008, relating to the financial statements of Loscalzo Associates, P.A., which appears in the Current Report on Form 8-K/A of SmartPros Ltd. dated September 16, 2008.

/s/ Holtz Rubenstein Reminick LLP

Melville, New York
September 16, 2008